Exhibit (m)

THRIVENT MUTUAL FUNDS

DISTRIBUTION PLAN

(12b-1 Plan)

The following Distribution Plan (the “Plan”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”), by Thrivent Mutual Funds (the “Trust”), a Massachusetts business trust, on behalf of the series of the Trust listed on Schedule A as may be amended from time to time (each, a “Fund”). The Plan has been approved by a majority of the Trust’s Board of Trustees (the “Board”), including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any Selling Agreement (as defined below) (the “Disinterested Trustees”), cast in person at a meeting called for the purpose of voting on such Plan.

In approving the Plan, the Board determined, with respect to each Fund, in the exercise of Board’s reasonable business judgment and in light of its fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.

The provisions of the Plan are as follows:

1.	Payments by the Fund to Promote the Sale of Fund Shares

The Trust, on behalf of each identified Class of the Fund, will pay Thrivent Distributors, LLC (the “Distributor”), as principal distributor of the Class’s shares, a distribution fee and shareholder servicing fee equal to a percentage of the average daily net assets of each Fund as shown on Schedule A in connection with the promotion and distribution of Fund shares and the provision of services to shareholders, including, but not necessarily limited to, advertising, compensation to underwriters, dealers and selling personnel, the printing and mailing of prospectuses to other than current Fund shareholders, and the printing and mailing of sales literature. The Distributor may pay all or a portion of these fees to any broker-dealer, financial institution or any other person (the “Recipient”) who renders assistance in distributing or promoting the sale of shares, or who provides certain shareholder services, pursuant to a written agreement subject to the requirements of the Plan (the “Selling Agreement”). To the extent not so paid by the Distributor, such amounts may be retained by the Distributor. Payment of these fees shall be made by the Funds monthly following the close of the month.

2.	Selling Agreements

(a)      No Selling Agreement shall be entered into with respect to the Fund and no payments shall be made pursuant to any Selling Agreement, unless such Selling Agreement is in writing and the form of which has first been delivered to and approved by a vote of a majority of the Board, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such Selling Agreement. The form of Selling Agreement relating to the Fund attached hereto as Appendix A has been approved by the Board as specified above. The Distributor also may enter into such Selling Agreements based on such additional forms of agreements as it deems appropriate, provided that the Distributor determines that the Trust’s and the Funds’ responsibility or liability to any person on account of any acts or statements of any such Recipient under any such Selling Agreement do not exceed their responsibility or liability under the form(s) approved by the Board, and provided further that the Distributor determines that the overall terms of any such Selling Agreement are not materially less advantageous to the Trust than the overall terms of the form(s) approved by the Board.

(b)      Any Selling Agreement shall describe the services to be performed by the Recipient and shall specify the amount of, or the method for determining, the compensation to the Recipient.

(c)      No Selling Agreement may be entered into unless it provides (i) that it may be terminated with respect to the Fund at any time, without the payment of any penalty, by vote of a majority of the shareholders of the Fund, or by vote of a majority of the Disinterested Trustees, on not more than 60 days’ written notice to the other party to the Selling Agreement, and (ii) that it shall automatically terminate in the event of its assignment.

3.	Quarterly Reports

The Distributor shall provide to the Board, and the Board shall review at least quarterly, a written report of all amounts expended pursuant to the Plan. This report shall include the identity of the recipient of each payment and the purpose for which the amounts were expended and such other information as the Board may reasonably request.

4.	Effective Date and Duration of the Plan

The Plan shall become effective immediately upon approval by the vote of a majority of the Board, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on the approval of the Plan. The Plan shall continue in effect with respect to the Fund for a period of one year from its effective date unless terminated pursuant to its terms. Thereafter, the Plan shall continue with respect to each Fund from year to year, provided that such continuance is approved at least annually by a vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such continuance. The Plan, or any Selling Agreement, may be terminated with respect to each Fund at any time, without penalty, on not more than 60 days’ written notice by a majority vote of shareholders of the Fund, or by vote of a majority of the Disinterested Trustees.

5.	Selection of Disinterested Trustees

During the period in which the Plan is effective, the selection and nomination of those Trustees who are Disinterested Trustees of the Trust shall be committed to the discretion of the Disinterested Trustees.

6.	Amendments

All material amendments of the Plan shall be in writing and shall be approved by a vote of a majority of the Board, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such amendment. In addition, the Plan may not be amended to increase materially the amount to be expended by the Fund hereunder without the approval by a majority vote of shareholders of the Fund.

7.	Recordkeeping

The Trust shall preserve copies of the Plan, any Selling Agreement and all reports made pursuant to Section 3 for a period of not less than six years from the date of this Plan, any such Selling Agreement or such reports, as the case may be, the first two years in an easily accessible place.

SCHEDULE A

Fund	Class	12b-1 Fee
Thrivent Aggressive Allocation Fund	A	25 bps
Thrivent Moderately Aggressive Allocation Fund	A	25 bps
Thrivent Moderate Allocation Fund	A	25 bps
Thrivent Moderately Conservative Allocation Fund	A	25 bps
Thrivent Growth and Income Plus Fund	A	25 bps
Thrivent Balanced Income Plus Fund	A	25 bps
Thrivent Diversified Income Plus Fund	A	25 bps
Thrivent Opportunity Income Plus Fund	A	25 bps
Thrivent Partner Emerging Markets Equity Fund	A	25 bps
Thrivent Small Cap Stock Fund	A	25 bps
Thrivent Mid Cap Stock Fund	A	25 bps
Thrivent Partner Worldwide Allocation Fund	A	25 bps
Thrivent Large Cap Growth Fund	A	25 bps
Thrivent Large Cap Value Fund	A	25 bps
Thrivent Large Cap Stock Fund	A	25 bps
Thrivent High Yield Fund	A	25 bps
Thrivent Income Fund	A	25 bps
Thrivent Municipal Bond Fund	A	25 bps
Thrivent Government Bond Fund	A	12.5 bps
Thrivent Limited Maturity Bond Fund	A	12.5 bps
Thrivent Money Market Fund	A	0 bps

APPENDIX A

[FORM OF]

THRIVENT DISTRIBUTORS, LLC

MUTUAL FUND SALES AGREEMENT

Ladies and Gentlemen:

Thrivent Distributors, LLC is the exclusive distributor of Thrivent Mutual Funds, a Massachusetts business trust (the “Trust”), the series of which are set forth on Schedule A hereto (collectively, together with any funds that may hereafter become part of such fund family, the “Thrivent Distributed Funds”). We invite you to participate in the offer and sale of the shares of the Thrivent Distributed Funds (or classes thereof) as we may determine from time to time (each a “Fund” and collectively the “Funds”) on the terms set forth below.

This Agreement is entered into by and among Thrivent Distributors, LLC (the “Distributor”, “we” or “us”) and __________________________ (the “Dealer”, “you” or “your”).

1.        Effective Date: This Agreement shall become effective on the date set forth on the signature page hereto.

2.        Your Regulatory Status: Insofar as you are a registered broker or dealer under the Securities Exchange Act of 1934 (“1934 Act”), you agree that the terms in Schedule B apply.

3.    Appointment: We appoint you to provide the services set forth in this Agreement on a non-exclusive basis, subject to and in compliance with all terms of this Agreement, the Funds’ then-current prospectuses and statements of additional information including any supplements thereto (collectively, the “Prospectus”), the Funds’ new account applications, applicable laws, regulations and rules of self-regulatory or clearing organizations (collectively “Applicable Law”) and such procedures and instructions as we may communicate to you.

4.        Offer and Sale of Fund Shares:

(a)         You agree to offer and sell the Funds’ shares, but to do so only in the states and other jurisdictions in which we have indicated to you that you may make such offers and sales. You may act either as principal or as agent of your customers (“Customers”) who purchase Fund shares through you. In connection with your offers and sales of Fund shares, you agree that we have no responsibility for determining whether the Funds’ shares are suitable for your Customers. You agree never to make any statement or representation in connection with us, our affiliates or the Funds other than such as are contained in the Prospectus, shareholder reports and sales literature issued by us (“Sales Literature”) or as otherwise approved in writing by us.

(b)         If you sell shares for which a distribution plan has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (“1940 Act”), you agree to provide reasonable sales support assistance, including forwarding Sales Literature to your Customers and providing other sales support assistance as we may request. You shall perform all support services in a professional, competent and timely manner.

(c)         You acknowledge your responsibilities under Rule 15c2-8 under the Securities Exchange Act of 1934 (“Exchange Act”), Section 4(3) of the Securities Act of 1933 (“Securities Act”) and Section 24(d) of the 1940 Act relating to the distribution and delivery of preliminary and final prospectuses and agree to comply therewith. We shall furnish you upon request with a reasonable quantity of copies of the Sales Literature. If we supply you with copies of any Fund prospectus or statement of additional information supplements, you agree to affix copies of the supplements as appropriate and distribute only appropriately supplemented prospectuses or statements of additional information. You agree not to use Sales Literature with your Customers unless accompanied or preceded by the Prospectus. You agree not to amend or translate any Sales Literature. You agree that any supplemental literature we provide you regarding hypothetical investments may be used only in “one-on-one presentations” within the meaning of the rules of the Financial Industry Regulatory Authority (“FINRA”).

(d)        You shall submit any sales literature or materials or advertising you prepare regarding the Funds to us for our prior approval. We may withdraw our approval of any such materials upon reasonable notice. You shall then immediately discontinue using those materials. You are responsible for ensuring that any such materials are prepared and distributed in accordance with Applicable Law, including any filing obligations.

5.           Purchase, Redemption and Exchange of Fund Shares:

(a)         You agree: (i) to offer and sell each class of each Fund’s shares at the applicable public offering price or net asset value (NAV) per share next determined after an order is received, plus any applicable sales charge, as contemplated by the Prospectus; (ii) that redemptions of shares will be made at the NAV of such shares, less any applicable deferred sales charges or redemption fees; and (iii) that exchanges of shares will be made at the NAV of such shares, less any applicable sales charges and/or redemption fees, all as provided in the Prospectus.

(b)         All purchase and exchange orders are subject to acceptance and confirmation by us, the Funds and their transfer agent (the “Transfer Agent”). You agree to date and time stamp all orders you receive and to forward all orders to the Transfer Agent in proper form for processing at the next-determined share price after your receipt.

(c)         You agree to offer and sell the Funds’ shares in compliance with the Funds’ Prospectus requirements and you further agree that you have systems, procedures and/or policies in place designed to ensure that you are complying with all terms of this Agreement, the Prospectus requirements and all relevant rules and regulations regarding the handling of mutual fund share orders on a timely basis.

(d)         You may not make any conditional or contingent orders for any Fund’s shares. We may in our sole discretion reject any purchase order in whole or in part. We also may in our discretion suspend sales or withdraw the offering of shares, in whole or part, without notice to you.

(e)         If you place a purchase order and payment for shares is not received or made within the time set forth in the Prospectus, the sale may be canceled without any responsibility or liability on the part of us, the Funds or the Transfer Agent or we may elect to buy the shares. We shall have no liability for any check or other item returned unpaid to you after you have paid us on behalf of a Customer.

(f)         If you place a redemption order and the Transfer Agent does not receive instructions in proper form, including any outstanding certificates, within the time set forth in the Prospectus, the redemption may be canceled without any responsibility or liability on the part of us, the Funds or the Transfer Agent or we may elect to buy the shares redeemed. We may refuse to liquidate an investment or part of an investment unless we receive your Customer’s signed authorization of the liquidation.

(g)         You agree that if a Customer’s Fund shares are redeemed within seven business days after the confirmation of the original order, you will refund the full concession allowed. The provisions of this sub-Section shall survive the termination of this Agreement.

(h)         You agree to be responsible to the Funds, the Transfer Agent, its agent and us for any losses, claims, damages or expenses resulting from your: (i) failure to make any payment for, or settle any redemption of, Fund shares pursuant to this Agreement (ii) correction or cancellation of any order after its trade date or (iii) omission or other action resulting in an error, including but not limited to trade errors. You will immediately pay such loss, claim, damage or expense to us, the Transfer Agent or the Funds, as appropriate, upon notification.

(i)         You acknowledge that the Funds do not issue share certificates.

(j)         You further agree: (i) to purchase shares only to cover purchase orders you already have received, or for your own investment; (ii) to maintain records of all transactions in Fund shares made through you and to furnish us with copies on request; (iii) not to withhold placing Customers’ orders for shares so as to profit as a result of such withholding; (iv) to comply with the standards for reducing or eliminating sales charges as set forth in the Prospectus for eligible shareholders and to not place orders for Fund shares in amounts just below the breakpoint at which sales charges are reduced so as to benefit from a higher sales charge applicable to the amount below the breakpoint; (v) to document the use of fees, including those deriving from the Fund’s 12b-1 Plan in accordance with this Agreement; and (v) to purchase Fund shares only through us.

(k)        You agree to make, maintain and provide at our request, records that demonstrate compliance with all applicable requirements, rules and regulations including each of the matters in subparagraphs (j)(i)-(vi) above.

6.         Shareholder Information: The terms of Schedule 22c-2 hereto are incorporated herein by reference.

7.         Servicing Beneficial Owners of Fund Shares: If your Customers hold positions in shares of a class or classes upon which you receive shareholder servicing or shareholder administration fees, you agree that the provisions of Schedule C shall apply.

8.         Compensation:

(a)        The total sales charges and your dealer concessions (if any) on each purchase of Fund shares shall be as stated in the Prospectus, subject to Applicable Law including FINRA rules. You must notify the Transfer Agent that an order qualifies for a reduction in, or waiver of, sales charges at the time of the order placement in order for the Customer to obtain the reduction or waiver. If you fail to so notify, neither we, the Transfer Agent nor any of the Funds will be liable for reimbursing the Customer for the reduction or waiver that should have been effected. You agree to ensure that every Customer receives the benefit of any appropriate reduction in or waiver of a sales charge as described in the Prospectus. There is no sales charge or discount on reinvested dividends.

(b)         Distributor will pay to Dealer distribution and/or service fees pursuant to the Fund’s Rule 12b-1 Plan (“12b-1 Plan”) adopted by the Funds and set forth in the Funds’ Prospectuses (such fees determined based on the net assets of the relevant Class of the Fund attributable to Shares owned by Dealer’s customers), unless otherwise agreed to in writing by Dealer and Distributor. Dealer agrees that such fees will be used in accordance with applicable FINRA and SEC rules and regulations and only for distributing a Fund’s Shares and/or for providing personal services to shareholders, and maintaining shareholder accounts. Dealer acknowledges and agrees that it will not be entitled to any portion of fees paid to Distributor pursuant to the 12b-1 Plan unless and until Distributor is in receipt of the fee from the applicable Fund for such period. Termination of the 12b-1 Plan or reduction of payments to Distributor under the 12b-1 Plan will relieve or diminish (to the extent of a reduction of payments) Distributor’s obligation to make payments under this paragraph to Dealer. The provision of the Funds’ 12b-1 Plan supersede this Agreement to the extent they are deemed inconsistent.

(c) In determining the amount of any concession, commission or any portion of fees pursuant to the 12b-1 Plan to which Dealer may be entitled, Distributor reserves the right to exclude any sales which it reasonably determines are not made in accordance with the terms of the applicable Fund’s Prospectus or SAI, the provisions of this Agreement or the 12b-1 Plan. Dealer agrees to provide Distributor with supporting documentation concerning the shareholder services provided, as Distributor may reasonably request from time to time. Distributor’s records and calculations will determine the amounts of any concessions, commissions and/or portion of fees payable pursuant to the 12b-1 Plan to which Dealer may be entitled, and Distributor will make such payments pursuant to its standardized schedule, which may change from time to time. In the event of any discrepancy between concessions retained by Dealer and Distributor’s records and calculations, Distributor’s records and calculations will control and Dealer will promptly make every effort to resolve the dispute with Distributor, but, if after good faith efforts, the dispute is not resolved, Dealer shall promptly pay Distributor the amount determined to be owed to Distributor pursuant to Distributor’s records and calculations.

(d)         As compensation for the sales support assistance described in sub-Section 4(b), we also may arrange for you to be paid a periodic fee based upon a percentage of the average daily net asset value of the respective Fund’s shares attributable to you. We will inform you of the amount of the fee (if any) and may arrange for the fee payable to be changed upon prior notice.

(e)         Our liability to you for the payment of fees pursuant to the Rule 12b-1 Plan related to a Fund for any period is limited solely to the proceeds of that Fund’s distribution or service fee actually received by us for such period. We may stop paying distribution and service fees for any Fund at any time without notice to you.

(f)         You may charge reasonable service fees to your Customers for processing exchange or redemption orders, provided you disclose the fees to your Customers and that such fees do not constitute sales loads as defined in Section 2(a)(35) of the 1940 Act.

9. Compliance with Law:

(a)         You represent and warrant to us that: (i) your compliance personnel have sufficient expertise and experience to implement this Agreement in accordance with its terms; (ii) you have in place compliance systems, policies and procedures designed to detect and prevent late trading of mutual fund shares; and (iii) you have adequate qualified personnel and systems to comply with any restrictions and limitations on purchases, redemptions and exchanges described in the Prospectus, including any restrictions or prohibitions relating to frequent purchases and redemptions (i.e., market timing) and any share purchase eligibility requirements.

(b)         You agree to comply with Applicable Law and, if applicable, the rules of the Depository Trust & Clearing Corporation (“DTCC”). You shall have sole responsibility for the registration and licensing of persons selling Fund shares on your behalf and the manner of sale of Fund shares by you or those that sell on your behalf.

(c)         You agree to cooperate fully with any and all efforts by us or the Funds to assure ourselves that you have implemented effective compliance policies and procedures administered by qualified personnel including, without limitation: (i) permitting us and the Funds to become familiar with your operations and understand those aspects of your operations that expose us or the Funds to compliance risks; (ii) permitting us and the Funds to maintain an active working relationship with your compliance personnel;

(iii) providing us and the Funds with periodic and special reports in the event of compliance problems; (iv) providing us and the Funds with such certifications as we may require on a periodic or special basis; and (v) making your personnel and applicable policies and procedures available to such audit personnel as we or the Funds may designate to audit the effectiveness of your compliance controls.

10.         Customer Instructions:

(a)         You represent and warrant that you have full authority to act on behalf of each Customer and will act only in accordance with the scope of your authority when acting on behalf of the Customer.

(b)         If a Customer’s account with a Fund is established without the Customer signing an account application, you represent and warrant that the instructions relating to account establishment and shareholder options (whether on the account application, in another document or orally) are in accordance with the Customer’s instructions.

(c)         You agree to provide all necessary information for us and the Funds to comply properly with all federal, state and local reporting requirements for your Customer accounts. You represent and warrant that all Taxpayer Identification Numbers (“TINs”) you provide are certified and that you will not establish an account without a certified TIN.

(d)         You agree to be responsible to the Funds, the Transfer Agent and us reimburse us for any losses, claims, damages or expenses resulting from acting upon such authority, instructions and performance.

11.         Distribution of Information to Shareholders:

(a)  For Fund shareholders holding accounts direct at fund, you agree that we, the Funds and the Transfer Agent may mail or otherwise distribute to Fund shareholders any material concerning the Funds or other funds or services. You agree that these materials, including trade confirmations required by Rule 10b-10 of the Securities Exchange Act of 1934 and account statements will be sent to Fund shareholders by the Funds and the Transfer Agent on your behalf.

(b) If you hold Fund shares in record name or as nominee for your Customers, all Prospectuses, proxy statements, shareholder reports, and other printed material will be sent to you, and any confirmations and other communications to shareholders will be transmitted to you. You will be responsible for forwarding such printed material, confirmations, and communications, or the information contained therein, to all Customers for whose account you hold Fund shares.

12.         Nature of Relationship: You have no authority to act as agent for, partner of, or participant in a joint venture with, the Funds or us or any of our affiliates. Nothing in this Agreement shall constitute either of us the agent of the other or you or the Funds the agent of each other, except that you shall be deemed an agent of the Funds for the sole and limited purpose of receiving orders for Fund shares pursuant to sub-Section 5(b), to the extent that such an agency relationship is required by Applicable Law.

13.         CyberSecurity; Protection Against Unauthorized Use of Recordkeeping Systems: You agree to implement and maintain policies and procedures reasonably designed to prevent, detect and respond to cybersecurity threats and to provide such security as is necessary to prevent any unauthorized use of the Funds’ recordkeeping systems, accessed via any computer hardware or software provided to you by us or the Transfer Agent.

14.         Reports: Upon our request, you agree to report to us in writing on the amounts you spend in connection with providing services pursuant to Section 4 and their purposes. You also agree to cooperate with us in our reporting to the Board of Trustees of Thrivent Distributed Funds or regulators concerning this Agreement and the amounts you spend.

15.         Disclosures to Shareholders: You agree to disclose your compensation under this Agreement, together with any other compensation you receive in connection with your Customers’ investments in Fund shares, to your Customers as required by Applicable Law. You also agree and warrant that your Customers will authorize your compensation and that your compensation will not be excessive or unreasonable.

16.         Privacy and Confidential Information:

(a)         “Confidential Information” means this Agreement and all proprietary information, data, trade secrets, business information and other information of any kind which (a) a party (“Discloser”) discloses to the other party (“Recipient”) or to which Recipient obtains access in connection with this Agreement and (b) relates to (i) the Discloser, (ii) in your case, us, the Funds, the Transfer Agent or our affiliates, or (iii) third-party suppliers or licensors who have made confidential or proprietary information available. Confidential Information includes Customer and account information.

(b)         The Recipient shall not disclose or use Confidential Information other than in the course of ordinary business to carry out the purpose for which the Confidential Information was provided to the Recipient. The Recipient also shall not disclose Customer information on other than a “need to know” basis and then only to: (i) Recipient’s employees or officers; (ii) affiliates of Recipient provided they shall be restricted in use and redisclosure to the same extent as Recipient; or (iii) carefully selected subcontractors that have entered into confidentiality agreements no less restrictive than the terms of this Agreement; or pursuant to the exceptions set forth in 15 USC 6802(e) and associated regulations. Prior to any disclosure of Confidential Information as required by law, the Recipient shall (i) notify the Discloser of any actual or threatened legal compulsion of disclosure and any actual legal obligation of disclosure immediately upon becoming so obligated and (ii) cooperate with the Discloser’s reasonable, lawful efforts to resist, limit or delay disclosure. Nothing in this Section shall require any notice or other action by us or our affiliates in connection with requests or demands for Confidential Information by applicable regulators. The restrictions set forth herein shall survive the termination of this Agreement.

(c)         These confidentiality obligations do not apply to information which: Recipient already rightfully possesses when disclosed by Discloser; Recipient independently develops; becomes publicly known other than by breach of this Section; or Recipient rightfully receives from a third party without the obligation of confidentiality.

(d)         You acknowledge that we must comply with the information security standards of the Gramm-Leach-Bliley Act (15 USC 6801, 6805(b)(1)) and the regulations promulgated thereunder and with other statutory and regulatory requirements as well as our internal information security program. You will reasonably assist us in complying and conforming with our information protection policies. We will inform you of our requirements in this regard.

17.         Know Your Customer/Anti-Money Laundering: Upon request, you will promptly provide us such documentation regarding your know your customer and anti-money laundering policies and/or evidencing the identity of the beneficial owners of Fund shares as is necessary to permit us, the Funds and the Transfer Agent to comply with applicable “know your customer” and anti-money laundering laws and regulations. You agree to monitor for suspicious transactions and to assist us in monitoring for such transactions upon our or the Funds’ request. You further represent and warrant that you: (i) have established policies and procedures designed to prevent and detect money laundering and to meet applicable anti-money laundering legal and regulatory requirements; (ii) have procedures to ensure that none of your Customers holding Fund shares appear on or are covered by any lists of prohibited persons, entities, and jurisdictions maintained and administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”); (iii) have identified, will continue to identify and will retain all documentation necessary to identify your Customers and their sources of funds; and (iv) do not believe, have no current reason to believe and will notify us immediately if you come to have reason to believe that any of your Customers holding Fund shares through you are engaged in money-laundering activities or are associated with any terrorist or other individuals, entities or organizations sanctioned by the United States or the jurisdictions in which you do business, or appear on any lists of prohibited persons, entities, and jurisdictions maintained and administered by OFAC.

18.         Indemnification: You shall indemnify and hold harmless us, each Fund, the Transfer Agent, and our and their respective subsidiaries, affiliates, officers, directors, trustees, agents and employees from all direct or indirect liabilities, damages, losses, costs or expenses (including attorneys’ fees) arising from, related to or otherwise connected with (i) any breach by you of any provision of this Agreement; (ii) any violation by you of Applicable Law; or (iii) any actions, errors or omissions by us, including but not limited to trade errors, cancellations and corrections, any Fund, the Transfer Agent, and our and their subsidiaries, affiliates, officers, directors, trustees, agents and employees made in reliance upon any instructions believed to be genuine and to have been given on your behalf. The provisions of this Section shall survive the termination of this Agreement.

19.         Third Party Beneficiaries: Each Fund is an intended third party beneficiary of Section 3 of Schedule C of this Agreement. Each Fund and the Transfer Agent are intended third party beneficiaries of Section 5(h) of this Agreement. Each Fund, the Transfer Agent and their respective subsidiaries, affiliates, officers, directors, trustees, agents and employees are intended third party beneficiaries of Section 18 of this Agreement. Any such intended third party beneficiary shall be treated as a party to this Agreement solely to the extent necessary for such third party beneficiary to enforce its rights under this Agreement.

20.         NSCC: If you and we use the services of the NSCC, the terms of Schedule E shall apply.

21.         Wrap and Similar Programs: If you intend to offer and sell the Funds’ shares through a wrap or similar managed account, you shall be subject to a separate supplement with us regarding the treatment of such account, which shall be incorporated by reference into and considered a part of this Agreement.

22.         Amendment and Termination of Agreement: From and after the Effective Date, this Agreement shall cancel and supersede any and all prior similar agreements or contracts relating to the distribution of the shares between you and the Funds or their distributor. We reserve the right to amend or assign (to the extent assignment is permitted under Applicable Law) this Agreement at any time. You shall accept any amendment to or assignment of this Agreement by us by placing an order after the date set forth in any notice of amendment or assignment we send you. This Agreement shall automatically terminate upon its assignment (as defined in the 1940 Act). You shall provide us reasonable written notice of such an assignment. Either party may terminate this Agreement upon reasonable written notice and all obligations to make payments under this Agreement shall terminate upon such termination. This Agreement also may be terminated automatically and without payment of penalty with respect to a Fund by a vote of the majority of the independent directors/trustees of the legal entity of which the Fund is a series, or upon 60 days’ notice by a vote of the majority (as defined in the 1940 Act) of the Fund’s outstanding shares.

23. Notices: You will send any notice to us by first class mail, postage prepaid, or by confirmed fax at:

Firm: Thrivent Distributors, LLC

Attn: President

Address: 625 Fourth Avenue So, Minneapolis, MN 55415

Telephone: (612) 844-8152

We or the Funds will send any notice to you by first class mail, postage prepaid, or by confirmed fax to you at your address or fax number as set forth below or such other address or fax number as we may reasonably believe appropriate.

Firm:

Attn:

Address:

Telephone:

A party that changes its address or fax number shall promptly notify the other party.

24.         Use of Trademarks, Servicemarks and Fund Names: We, our affiliates and the Funds own certain registered trademarks, service marks and Fund names (collectively, the “Logos”). If you wish to include Logos in your promotional materials (collectively, “Sales Materials”) or use a Logo as a hyperlink from an Internet Web site you own and/or control, we grant you a non-exclusive, non-transferable, royalty-free license to use the Logos in Sales Materials and as a hyperlink, provided:

(a)         You agree that we, our affiliates and the Funds own all rights, title and interest in the Logos. You agree to do nothing inconsistent with our, our affiliates’ and the Funds’ ownership of the Logos and not to contest or aid anyone contesting any registration or application for registration of the Logos by us, our affiliates and the Funds;

(b)         You agree to use the Logos only in the form and manner we pre-approve. You agree to use only those Logos as we may specify as hyperlinks. You shall not use a Logo as a hyperlink in any manner that would imply that we, our affiliates or the Funds endorse or recommend any of your products or services.

(c)         You agree to place all necessary and proper notices and legends on the Sales Materials in order to protect our, our affiliates’ and the Funds’ interests in the Logos including symbols indicating trademarks, servicemarks and registered trademarks or servicemarks, as we request.

(d)         You agree to notify us of any unauthorized use of the Logos by others promptly after it comes to your attention and that we have the sole right and discretion to commence actions or other proceedings for infringement, unfair competition or the like involving the Logos. You shall cooperate in any such proceedings if we request.

(e)         The license granted shall terminate automatically upon our notice or upon termination of this Agreement. In those events, you agree to cease using all Logos in Sales Materials immediately and to destroy at your expense all Sales Materials in your possession bearing the Logos. You also agree that all rights in the Logos and in any connected goodwill shall remain our property.

25.         Governing Law/Dispute Resolution:

This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without giving effect to conflict of laws principles.

26.         Miscellaneous

(a)         This Agreement is in all respects subject to the Conduct Rules of FINRA, which shall control and override any provision to the contrary in this Agreement. You acknowledge that this Agreement is subject to Applicable Law, and has been entered into pursuant to Rule 12b-1 under the 1940 Act if you sell shares for which a distribution plan has been adopted pursuant to Rule 12b-1.

(b)         If any of your accounts with us pursuant to this Agreement have a debit balance, we may offset and recover the amount owed from any other account you have with us or our affiliates, without notice or demand to you.

(c)         The headings in this Agreement are for convenience only and are not to be used in interpreting this Agreement.

(d)         This is the entire agreement and understanding between us and you as to the matters set forth herein. It shall be binding upon the parties when signed by us and accepted by you.

(e)         This Agreement may be executed in counterparts.

(f)         The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

THRIVENT DISTRIBUTORS, LLC

By:

Name:

Title:

Effective Date:

You accept this invitation and agree to abide by the foregoing terms and conditions.

Firm name:

By:

Name:

Title:

Please execute this Agreement in duplicate

and return both copies to us.

SCHEDULE A

THRIVENT MUTUAL FUNDS

Thrivent Aggressive Allocation Fund

Thrivent Moderately Aggressive Allocation Fund

Thrivent Moderate Allocation Fund

Thrivent Moderately Conservative Allocation Fund

Thrivent Growth and Income Plus Fund

Thrivent Balanced Income Plus Fund

Thrivent Diversified Income Plus Fund

Thrivent Opportunity Income Plus Fund

Thrivent Partner Emerging Markets Equity Fund

Thrivent Small Cap Stock Fund

Thrivent Mid Cap Stock Fund

Thrivent Partner Worldwide Allocation Fund

Thrivent Large Cap Growth Fund

Thrivent Large Cap Value Fund

Thrivent Large Cap Stock Fund

Thrivent High Yield Fund

Thrivent Income Fund

Thrivent Municipal Bond Fund

Thrivent Government Bond Fund

Thrivent Limited Maturity Bond Fund

Thrivent Money Market Fund

SCHEDULE B

Additional terms for registered broker-dealers:

1.         You represent that you are a member in good standing of FINRA, will comply with the FINRA Conduct Rules and are qualified to act as a broker-dealer in each state or other jurisdiction in which you transact business, and agree to maintain such registrations, qualifications and membership in good standing in full force and effect throughout the term of this Agreement.

2.         You agree that this Agreement shall automatically terminate without notice if:

(a)         an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970 has been filed against you;

(b)         the SEC revokes or suspends your registration as a broker-dealer;

(c)         any national securities exchange or national securities association revokes or suspends your membership; or

(d)         under any applicable net capital rule of the SEC or any national securities exchange, your aggregate indebtedness exceeds 1,000% of your net capital.

You agree that you shall notify us immediately of any such proceeding, application, revocation, suspension or indebtedness level.

SCHEDULE C

This Schedule C comprises the agreement pursuant to which you may be compensated for providing administrative support services to your Customers who may from time to time beneficially own shares in one or more of the Funds that have a Board approved shareholder servicing plan. To the extent that any terms of this Schedule C conflict with any other terms of the Agreement, the terms of this Schedule C shall prevail as to the subject matter hereof.

1. Provision of Shareholder Services

(a)         You agree to provide personal services to your Customers who are investors in the Funds and/or maintain shareholder accounts, all to the extent you are permitted to do so under Applicable Law.

(b)         You shall perform all such services in a professional, competent and timely manner.

(c)         You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the support services contemplated hereby. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

(d)         You represent, warrant and agree that the services described in Section 1(a) of this Schedule C are primarily intended to provide administrative support to your Customers who own shares of the Funds, not to sell shares issued by the Funds.

2. Status of Servicing Agent: For all purposes of this Agreement you will be deemed to be an independent servicing agent, and will have no authority to act as agent for us or the Funds in any other capacity, except as expressly provided herein.

3. Indemnification

By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us and the Funds harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder for the purchase, redemption, transfer or registration of the Funds’ shares (or orders relating to the same) by or on behalf of Customers.

4. Compensation

(a)         In consideration of the services and facilities provided by you hereunder, we or the Funds may pay to you a periodic fee based upon a percentage of the average daily net asset value of the Fund shares attributable to you up to the maximum fee disclosed in the prospectus as full payment for your services. The fee rate payable to you may be prospectively increased or decreased by the Fund, in their sole discretion, at any time upon notice to you.

(b)         Compensation payable under this Schedule C is subject to, among other things, the FINRA Conduct Rules governing receipt by FINRA members of service fees from registered investment companies (the “Service Fee Rule”). Such compensation shall only be paid if permissible under the Service Fee Rule and shall not be payable for services that are deemed to be distribution-related services.

5. Reports

You agree to furnish us and the Funds with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Customers of the services described herein), and will otherwise cooperate with us and the Funds (including, without limitation, any auditors or legal counsel designated by us or the Funds), in connection with the preparation of reports to our Board(s) of Directors/Trustees concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by Applicable Law.

6. Agreement Not Exclusive

We or the Funds may enter into other similar agreements with any other person or persons without your consent.

7. Effectiveness and Termination

(a)        The Agreement, including this Schedule C, shall cancel and supersede any and all prior Shareholder Servicing Agreements or similar agreements or contracts relating to the provision of similar support services between you and us or the Funds.

(b)        Notwithstanding any other provision of the Agreement, this Schedule C is terminable with respect to any series of Shares, without penalty, at any time by the Funds (which termination may be by a vote of a majority of the Directors/Trustees who are not interested persons, as that term is defined in the 1940 Act, of the applicable legal entity for the series of shares, as appropriate) or by you upon written notice to us and the Funds.

SCHEDULE E

1.         You may settle Fund share redemptions via NSCC Fund/Serv and without a guaranteed endorsement provided: (a) the wire order redemption request is placed through NSCC Fund/Serv and (b) in the case of certificated shares, the appropriate certificate(s) are received as settlement and the reverse of such certificate(s) is not completed or signed in a manner deemed inconsistent by us or the Transfer Agent.

2.         If we agree to participate in the NSCC “Networking” program with you, you and we may execute a separate agreement provided that, to the extent that any terms of this Agreement conflict with the terms of such separate agreement, the terms of this Agreement shall prevail. We agree that you may act through the Transfer Agent, the Networking channels and Fund/Serv without supporting documentation from your Customers (including customers of Originating Firms if you are a clearing broker), provided:

(a)         You provide all necessary, requested, updating and reconciling information to ensure the accuracy of records and to enable the Transfer Agent to maintain an accurate cross-reference file between Customer records and the Fund account records, which shall remain the official records of all Fund shareholder accounts. You agree that the Transfer Agent will not be responsible for changes to the file until a reasonable time after receipt.

(b)         You promptly will provide us with all applicable information regarding adverse claims, governmental and legal inquiries and correspondence.

(c)         You will report to your Customers all information the Funds must report on shareholder confirmations or otherwise under any Applicable Law or the terms of the Prospectus or which we, the Transfer Agent or the Funds provide you. Such reporting shall be complete, accurate and timely.

(d)         You will ensure that cash distributions are accurately paid to your Customer at the time specified by the Fund and you shall be solely responsible for any liabilities arising from payments reported by Customers as lost, stolen or forged.

3.         You further agree: that if you are acting as a clearing broker, you have obtained the prior written consent of each Originating Firm to all terms of this Schedule and the separate agreement and that all actions taken will be approved in advance by the applicable Originating Firm; to perform all duties, functions or responsibilities described herein and in any associated Networking Agreement in a businesslike and competent manner; that you or the Originating Firm has the prior sufficient consent of each Customer whose account is to be placed in or transferred to a Networking account, having first informed each Customer in writing of all related material facts; that all your instructions and actions regarding Networked accounts will be accurate, complete and in the appropriate format; that you will be deemed to guarantee in proper order of your Customer’s signature and the taking of any action as to which the Transfer Agent normally requires a signature guarantee; that you will obtain and maintain, and provide upon request, all documents or information for each Networking account required by Applicable Law; that you will maintain adequate insurance coverage for your obligations hereunder and provide us upon request with an appropriate certificate of insurance; and that you will perform all federal, state and local tax reporting with respect to transactions in shares through the NSCC Fund/Serv program.

SCHEDULE 22c-2

As used in this Schedule 22c-2, the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:

The term “Intermediary” shall mean (i) any broker, dealer, bank, or other entity that holds securities of record issued by the Fund in nominee name; and (ii) in the case of a participant-directed employee benefit plan that owns securities issued by the Fund (1) a retirement plan administrator under ERISA or (2) any entity that maintains the plan’s participant records.

The term “Fund” shall mean an open-ended management investment company that is registered or required to register under section 8 of the Investment Company Act of 1940, as amended (“1940 Act”) and includes (i) an investment adviser to or administrator for the Fund, (ii) the principal underwriter or distributor for the Fund (“Fund Agent”), or (iii) the transfer agent for the Fund. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Fund Agent and the Intermediary hereby agree as follows:

Shareholder Information

a.         Agreement to Provide Information. Intermediary agrees to provide a Fund, Fund Agent or its affiliates or designee promptly upon written request, the taxpayer identification number (“TIN”), if known, the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”) associated with the Shareholder, if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by Intermediary during the period covered by the request.

i.         Period Covered by Request. Requests must set forth a specific period, not to exceed ninety (90) days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than ninety (90) days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

ii.         Form and Timing of Response. Intermediary agrees to transmit the requested information that is on its books and records to the Fund, Fund Agent or its designee promptly, but in any event not later than five (5) business days, after receipt of a request. If the requested information is not on Intermediary’s books and records, Intermediary agrees to: (i) provide or arrange to provide to the Fund the requested information from shareholders who hold an account with an indirect intermediary; or (ii) if directed by the Fund, block further purchases of Fund shares from such indirect intermediary. In such instance, Intermediary agrees to inform the Fund whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “indirect intermediary” has the same meaning as in SEC Rule 22c-2 under the 1940 Act.

iii.         Limitations on Use of Information. The Fund and Fund Agent agree not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

b.         Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund or Fund Agent to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Intermediary’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

i.         Form of Instructions. Instructions must include the TIN, ITIN or GII and the participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN, GII or the participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

ii.         Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Intermediary.

iii.         Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund and Fund Agent that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

c.         Definitions. For purposes of this Schedule 22c-2:

i.         The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by the Intermediary.

ii.         The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name.

iii.         The term “written” includes electronic writings and facsimile transmissions.